Exhibit (j)(2)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2011, relating to the financial statements and financial highlights which appears in the March 31, 2011 Annual Report to the Board of Trustees and Shareholders of the TIAA-CREF Bond Index Fund, Bond Plus Fund, High Yield Fund, Inflation-Linked Bond Fund, Bond Fund, Money Market Fund, Real Estate Securities Fund, Short-Term Bond Fund, and Tax-Exempt Bond Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
September 29, 2011